Exhibit (g)(15)

AMENDED AND RESTATED

ANNEX I

TO FOREIGN CUSTODY MANAGER AGREEMENT

This Amended and Restated Annex I to the Waddell & Reed Advisors Foreign Custody Manager Agreement dated March 9, 2012 (the “Agreement”), is effective as of October 16, 2017, and supersedes any prior Annex I to the Agreement.

Waddell & Reed Advisors Accumulative Fund

Waddell & Reed Advisors Cash Management Fund

Waddell & Reed Advisors Continental Income Fund

Waddell & Reed Advisors Global Growth Fund

Waddell & Reed Advisors High Income Fund

Waddell & Reed Advisors Municipal High Income Fund

Waddell & Reed Advisors New Concepts Fund

Waddell & Reed Advisors Science and Technology Fund

Waddell & Reed Advisors Small Cap Fund

Waddell & Reed Advisors Vanguard Fund

Waddell & Reed Advisors Wilshire Global Allocation Fund